Exhibit 10.4

SECOND AMENDMENT TO THE
Edward Lifesciences Technology SARL
Retirement Savings Plan

THIS AMENDMENT adopted this 1st day of January of 2017, by the Administrative and Investment Committee (the “Committee”) of the Plan (herein referred to as the “Administrator”) shall be effective as of the dates provided herein. The following articles are amended as follow:

1.	Section 4.1 of ARTICLE IV of the Plan is amended as follows:

4.1    Deferral Elections. A Participant may elect to have his Compensation for each pay period reduced by any whole percentage from 1% to 25% not to exceed the maximum before-tax contribution amount permitted under Section 1081.01(d) of the PR Code for the Deferral Limit by filing in the Deferral Election via the IVR, the Web, or by any other method prescribed by the Committee. Such Deferral Election is deemed to be modified by the Deferral Limit, and is subject to the Committee’s right to limit deferrals to avoid discrimination in accordance with Section 5.2 and violations of the limits on annual additions under Section 6.3.
A new Participant may make a Deferral Election as of the pay period coincident with or immediately following the Entry Date upon which such Participant becomes eligible to participate in the Plan. A Participant must make his deferral election via the IVR, the Web, or by any other method prescribed by the Committee. The Deferral Election of a former Participant, who is rehired within 30 days of his termination of employment, will be deemed to continue in effect upon the date he again becomes an active Participant in the Plan, subject to Section 4.2.
Notwithstanding the above, an initial election shall be made under this Section 4.1 with respect to any Participant hired/re-hired on or after January 1, 2017, in the form of an automatic 3% before-tax Pay Deferral Contribution unless the Participant elects a different rate or no deferral.
Effective April 1, 2017, if a Participant has elected a salary deferral percentage of less than 5%, such Participant’s salary deferral percentage shall automatically be increased 1% each Plan Year (not to exceed 5%) unless such Participant has affirmatively elected otherwise. The 1% automatic escalator shall be effective April of each Plan Year. The automatic escalator shall be in the form of a before-tax Salary Deferral contribution.
The following limits apply with respect to pre-tax contributions made for taxable years beginning after:
January 1, 2011        $10,000
January 1, 2012        $13,000
January 1, 2013        $15,000

2.	Section 7.9(a)(ii)(C) of ARTICLE VII of the Plan is amended as follows:

7.9    In-Service Withdrawals. Accounts of Participants who have not ceased to be Employees may be withdrawn in accordance with the following rules:
(a) Hardship Withdrawals. A Participant may, by following the procedure designated by the Committee, withdraw all, or part, of the portion of his Salary Deferral Account which is attributable to his Salary Deferrals, not including any earnings thereon. Any withdrawal under this Section 7.9(a) must be on account of an immediate and heavy financial need of the Participant and cannot be more than the amount which is necessary to satisfy that need, unless the Participant has attained age 59½. A Participant may obtain no more than two hardship withdrawals in any Plan Year. For purposes of this paragraph:

(i)The following are the only financial needs considered immediate and heavy: expenses incurred or necessary for medical care, as described in __ Section 1033.15 (a)(4)of the PR Code, of the Participant, his spouse or dependents; the purchase (excluding mortgage payments) of a principal residence for the Participant; payment of tuition and related educational fees for the next 12 months of post-secondary education for the

Participant, his spouse, children or dependents; or the need to prevent the eviction of the Participant from, or a foreclosure on the mortgage of, his principal residence.

(ii)A distribution will be considered as necessary to satisfy an immediate and heavy financial need of the Participant only if the Participant demonstrates to the Committee’s satisfaction that:

(A)the Participant has obtained all distributions, other than hardship distributions;

(B)the Participant agrees, as a condition of the distribution, that he will be suspended from making Salary Deferrals under this and all other plans of the Employer for twelve months after receipt of the distribution;

(C)Upon receiving a hardship withdrawal, a Participant shall be precluded from making any further Salary Deferral contributions (including but not limited to automatic before-tax salary deferral contributions) and from having further Company Matching Contributions made on his behalf under the Plan or any other plan of deferred compensation maintained by his Employer or any commonly controlled entity or affiliated service group until the beginning of the first pay period coincident with or next following the end of a period of 12 months commencing with the date of such withdrawal.

(D) The distribution is not in excess of the amount of an immediate and heavy financial need (including amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution).

EDWARDS LIFESCIENCES
CORPORATION ADMINISTRATIVE
AND INVESTMENT COMMITTEE

By: /s/ Christine Z. McCauley
Christine Z. McCauley
Chairperson, Administrative and Investment Committee
Date: 2/24/2017